Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES AMENDMENTS TO PENDING EXCHANGE OFFER
Las Vegas, Nevada — September 17, 2009 — MGM MIRAGE (NYSE: MGM) announced today that it is amending the terms of its previously announced offer to eligible holders to exchange a portion of the $782 million in aggregate outstanding principal amount of the Company’s 8.50% Senior Notes due 2010 (the “Existing Notes”) for the Company’s 10.00% Senior Notes due 2016 (the “New Notes”). The exchange offer has been amended to:
•	reduce the maximum aggregate principal amount of Existing Notes that will be accepted in the exchange offer, such that no more than $25 million in aggregate principal amount of New Notes will be issued in the exchange offer;

•	include an additional condition to the exchange offer providing that that no less than $25 million of New Notes must be issuable for Existing Notes validly tendered and accepted in the exchange offer (the “Minimum Tender Condition”);

•	extend the withdrawal date, which had previously expired on 5:00 p.m., New York City time, on September 10, 2009, to the expiration date of the exchange offer;

•	extend each of the early participation date and the expiration date of the exchange offer to 11:59 p.m., New York City time on September 30, 2009.
If the Minimum Tender Condition or any other condition to the exchange offer is not satisfied, the Company may terminate the exchange offer. If the exchange offer is terminated, all tendered notes will be promptly returned to the respective tendering holders.
As of the close of business on September 16, 2009, approximately $21 million in aggregate principal amount of Existing Notes had been validly tendered and not withdrawn, which if accepted would be exchanged for approximately $24.7 million in aggregate principal amount of New Notes. Holders who have tendered or tender their Existing Notes in the exchange offer and do not validly withdraw their Existing Notes should be aware that if the exchange offer is consummated, there will be no more than $25 million in aggregate principal amount of New Notes outstanding. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for New Notes may be adversely affected by the relatively small float. A reduced float may also make the trading prices of New Notes more volatile.
The complete terms and conditions of the exchange offer are set forth in such confidential offering memorandum dated August 27, 2009 and the related letter of transmittal, in each case, as updated by this press release and the press release issued by the Company on September 11, 2009.
The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The exchange offer is being made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The exchange offer is made only by, and pursuant to, the terms set forth in the confidential offering memorandum and the accompanying letter of transmittal, in each case, as updated by this press release and the press release issued by the Company on September 11, 2009, and the information in this press release is qualified by reference to the confidential offering memorandum and the accompanying letter of transmittal.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626